                                                                    EXHIBIT 12.2



                      CONAGRA RED MEAT BUSINESS PRO FORMA
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                             Fiscal Year Ended    Thirteen Weeks Ended
                                                May 26, 2002        August 25, 2002
                                             -----------------    --------------------
Fixed Charges as Defined:
Allocated Finance Charges                        $  63,308              $  16,211
Interest expense                                     5,286                  1,321
Capitalized interest                                   213                     53
One third of non-cancelable lease rent               6,627                  1,657
                                                 ---------              ---------
Total fixed charges (A)                             75,434                 19,243

Earnings as Defined:
Pretax income                                       83,547                 38,304
Add fixed charges                                   75,434                 19,243
Less capitalized interest                             (213)                   (53)
                                                 ---------              ---------
Earnings and fixed charges (B)                     158,767                 57,493
                                                 =========              =========
Ratio of earnings to fixed charges (B/A)              2.10                   2.99